Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Oritani Financial Corp. and subsidiaries

We consent to the incorporation by reference in Registration Statements Nos. 333-170135, 333-170136 and 333-178927 on Form S-8 of Oritani Financial Corp. of our report dated August 29, 2017, with respect to the consolidated financial statements of Oritani Financial Corp. and the effectiveness of internal control over financial reporting, which report appears in this Annual Report on Form 10-K of Oritani Financial Corp. for the year ended June 30, 2017.

/s/ Crowe Horwath LLP
Livingston, New Jersey
August 29, 2017